The BAT Subsidiary, Inc.

File number 811-08951

Semi-Annual Report for the period ending 6/30/00



SUB-ITEM 77C

Matters submitted to a Vote of Security Holders at the Annual Meeting of Stockholders of the Trust held on May 18, 2000

	The following individuals were elected as directors:

Directors		Vote For		Vote
Against
Frank J. Fabozzi		27,930,086

Walter F. Mondale	27,752,419

Ralph L. Schlosstein	27,948,342



The following individuals are all the other curren directors:

	Directors
	Laurence D. Fink
	Andrew F. Brimmer
	Richard E. Cavanagh
	Kent Dixon
	James Clayburn La Force, Jr.